Exhibit 3.17

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04 PM 02/26/2010
FILED 12:52 PM 02/26/2010
SRV 100217611 - 3495628 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Johnson Wax Diversey Shareholdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Johnson Wax Diversey Shareholdings, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is Diversey USA Shareholdings, Inc. (the “Corporation”).

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 1, 2010.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Andrew J. Warren, its Vice President, this 17th day of February, 2010.

JOHNSON WAX DIVERSEY SHAREHOLDINGS, INC.

By
Vice President

DE012 – 12/28/2004 - CT System Online